UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 12, 2010

CORNERSTONE CORE PROPERTIES
REIT, INC.
 (Exact name of registrant as specified in its charter)

Maryland	000-52566	73-1721791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400
Irvine, California 92614
(Address of principal executive offices)

(949) 852-1007
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 5.07	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

The annual meeting of stockholders of Cornerstone Core Properties REIT, Inc. was held on May 12, 2010.  The matters submitted to the stockholders for a vote were: (i) the election of five directors to hold office for one-year terms expiring in 2011, and (ii) a proposal to approve certain amendments to the Company’s charter.

The nominees submitted for election as directors were Terry Roussel, Paul Danchik, Jody Fouch, Daniel Johnson and Lee Powell Stedman. The following are the voting results (in number of shares) with respect to the election of directors:

Name	For	Withhold
Terry Roussel	12,756,173	259,748
Paul Danchik	12,780,616	235,306
Jody Fouch	12,793,113	222,808
Daniel Johnson	12,791,455	224,466
Lee Powell Stedman	12,788,705	227,216

A majority of the votes present in person or by proxy at the meeting was required for the election of the directors.  As a result, all of the nominees were elected to serve as directors for one-year terms and until their successors are duly elected and qualified.

The following are the results of the proposals with respect to amendments to our charter (the proposals below are described in detail in the proxy statement related to the annual meeting of stockholders):

Proposal	For	Against	Abstain
2.a. Amendments to the definition of independent director	12,375,749	179,463	460,709
2.b. Amendments to the charter provision relating to termination of the advisory agreement	12,323,714	211,491	480,716
2.c. Amendments to the charter provision relating to disposition fees payable to our advisor or its affiliates	12,259,248	284,715	471,957
2.d. Amendments to the charter provision relating to suitability of stockholders	12,297,792	243,133	474,995
2.e. Amendments to the charter provision relating to roll-up transactions	12,310,193	210,699	495,029

The affirmative vote of the holders of at least a majority of the Company’s outstanding shares of common stock entitled to vote on the proposals was required to approve the proposals to amend the Company’s charter.  As of March 1, 2010, the record date for the Company’s annual meeting of stockholders, there were 22,971,538.5 shares of common stock outstanding and eligible to vote on the proposals.  As a result, proposals 2.a, 2.b., 2.c., 2.d. and 2.e. were approved by the Company’s stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.

Dated: May 18, 2010	By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer